                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 12)1

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   74833H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
               OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                November 28, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            NOTE.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  SEE Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 31 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 2 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    11,150,290(1) shares
OWNED BY EACH
  REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                966,853(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                11,150,290(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                966,853(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,117,143(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     26.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  6,320,741 shares of Common Stock issuable upon exercise of warrants held by Wheatley Partners, L.P.

(2)         Consists  of (i)  417,223  shares of Common  stock and (ii)  549,630 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Foreign Partners, L.P. Wheatley Partners,
            L.P.  disclaims  beneficial  ownership  of the  securities  held  by
            Wheatley Foreign Partners, L.P.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 3 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Barry Rubenstein
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    1,446,006(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                32,320,253(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,446,006 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                32,320,253(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     33,766,259(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     59.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes (a) 56,944 shares of Common Stock issuable upon exercise of options  and (b)  777,778  shares  of  Common  Stock  issuable  upon exercise of warrants, all of which are held by Mr. Rubenstein.

(2)         Consists  of (a) (i)  1,659,283  shares  of  Common  Stock  and (ii)
            1,888,889 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland  Partners,(b) (i) 2,638,716 shares

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 4 of 31 Pages
------------------------------                           -----------------------

            of Common Stock and (ii)  3,759,259  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Venture
            Fund,  (c) (i) 2,375,091  shares of Common Stock and (ii)  3,759,259 shares of Common Stock  issuable upon  exercise of warrants,  all of which  are held by  Seneca  Ventures,  (d) (i)  4,829,549  shares of
            Common Stock and (ii) 6,320,741 shares of Common Stock issuable upon exercise of  warrants,  all of which are held by Wheatley  Partners,
            L.P., (e) (i) 417,223 shares of Common Stock and (ii) 549,630 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley Foreign Partners, L.P.,(f) 200,000 shares of Common
            Stock  issuable upon  exercise of options held by Rev-Wood  Merchant
            Partners,  (g) (i) 710,636  shares of Common  Stock and (ii) 777,778 shares of Common Stock  issuable  upon  exercise of warrants held by
            Brookwood  Partners,  L.P., and (h) 2,434,200 shares of Common Stock
            held  by  Wheatley  Partners  II,  L.P.  Mr.  Rubenstein   disclaims
            beneficial  ownership of the securities  held by Woodland  Partners,
            Woodland Venture Fund,  Seneca Ventures,  Wheatley  Partners,  L.P.,
            Wheatley  Foreign  Partners,   L.P.,   Rev-Wood  Merchant  Partners,
            Brookwood  Partners,  L.P. and Wheatley Partners II, L.P., except to the extent of his respective equity interest therein.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 5 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
BENEFICIALLY                    1,684,161(1) shares
OWNED BY EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                14,551,343(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,684,161(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                14,551,343(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     16,235,504(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     35.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes (a) 58,333 shares of Common Stock issuable upon exercise of options  and (b)  777,778  shares  of  Common  Stock  issuable  upon exercise of warrants, all of which are held by Mr. Lieber.

(2)         Includes (a) (i) 4,829,549 shares of Common stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 6 of 31 Pages
------------------------------                           -----------------------

            Common Stock and (ii) 549,630  shares of Common Stock  issuable upon exercise  of  warrants,  all of which are held by  Wheatley  Foreign
            Partners,  L.P.,  and (c)  2,434,200  shares of Common Stock held by
            Wheatley Partners II, L.P. Mr. Lieber disclaims beneficial ownership of the securities held by Wheatley Partners,  L.P., Wheatley Foreign
            Partners,  L.P. and Wheatley Partners II, L.P., except to the extent of his respective equity interest therein.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 7 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Seth Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    81,835(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                14,673,053(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                81,835(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                14,673,053(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     14,754,888(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     32.6%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  695  shares of Common  Stock  issuable  upon  exercise  of options held by Mr. Lieber.

(2)         Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of
            Common Stock and (ii) 549,630  shares of Common Stock  issuable upon exercise  of  warrants,  all of which are held by  Wheatley  Foreign

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 8 of 31 Pages
------------------------------                           -----------------------

            Partners,  L.P.,  (c)  2,434,200  shares  of  Common  Stock  held by
            Wheatley  Partners II, L.P.,  and (d) 121,710 shares of Common Stock
            held  by  Applegreen  Partners.   Mr.  Lieber  disclaims  beneficial
            ownership  of  the  securities  held  by  Wheatley  Partners,  L.P.,
            Wheatley  Foreign  Partners,  L.P.,  Wheatley  Partners II, L.P. and
            Applegreen  Partners,  except to the extent of his respective equity interest therein.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 9 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
BENEFICIALLY                    695(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                14,673,053(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                695(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                14,673,053(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     14,673,748(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     32.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of 695 shares of Common  Stock  issuable  upon  exercise of options held by Mr. Lieber.

(2)         Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of
            Common Stock and (ii) 549,630  shares of Common Stock  issuable upon

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 10 of 31 Pages
------------------------------                           -----------------------

            exercise  of  warrants,  all of which are held by  Wheatley  Foreign
            Partners,  L.P.,  (c)  2,434,200  shares  of  Common  Stock  held by
            Wheatley  Partners II, L.P.,  and (d) 121,710 shares of Common Stock
            held  by  Applegreen  Partners.   Mr.  Lieber  disclaims  beneficial
            ownership  of  the  securities  held  by  Wheatley  Partners,  L.P.,
            Wheatley  Foreign  Partners,  L.P.,  Wheatley  Partners II, L.P. and
            Applegreen  Partners,  except to the extent of his respective equity interest therein.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 11 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   966,853(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                11,150,290(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                966,853(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                11,150,290(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     12,117,143(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     26.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  549,630  shares of Common Stock  issuable upon exercise of warrants held by Wheatley Foreign Partners, L.P.
(2)         Consists of (a)  4,829,549  shares of Common Stock and (b) 6,320,741 shares of Common Stock  issuable  upon  exercise of warrants held by
            Wheatley  Partners,  L.P., of which Wheatley Foreign Partners,  L.P.
            disclaims beneficial ownership.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 12 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Seneca Ventures
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    6,134,350(1) shares
OWNED BY EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,134,350(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,134,350(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     14.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Seneca Ventures.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 13 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Woodland Venture Fund
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    6,397,975(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,397,975(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,397,975(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     15.2%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Woodland Venture Fund.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 14 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   3,548,172(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                3,548,172(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,548,172(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     8.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  1,888,889 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 15 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   200,000(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                200,000(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     200,000(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 16 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Brookwood Partners, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   1,488,414(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,488,414(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,488,414(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     3.8%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Brookwood Partners, L.P.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 17 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
 BENEFICIALLY                   1,422,978(1) shares
 OWNED BY EACH
   REPORTING
  PERSON WITH  -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                14,551,343(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,422,978(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                14,551,343(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     15,974,321(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     34.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Mr. Fingerhut.
(2)         Consists  of (a) (i)  4,829,549  shares  of  Common  Stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley  Partners,  L.P.,  (b) (i) 417,223 shares  of  Common  Stock and (ii)  549,630  shares of Common  Stock issuable  upon  exercise  of  warrants,  all of  which  are  held by
            Wheatley Foreign Partners,  L.P., and (c) 2,434,200 shares of Common

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 18 of 31 Pages
------------------------------                           -----------------------

            Stock held by Wheatley  Partners  II, L.P. Mr.  Fingerhut  disclaims beneficial  ownership of the  securities  held by Wheatley  Partners
            L.P., Wheatley Foreign Partners L.P. and Wheatley Partners II, L.P.,
            except to the extent of his respective equity interest therein.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 19 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   2,434,200 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                2,434,200 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,434,200 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 20 of 31 Pages
------------------------------                           -----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Applegreen Partners
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     New York
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
  SHARES
 BENEFICIALLY                   121,710 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                121,710 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     121,710 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 21 of 31 Pages
------------------------------                           -----------------------

            The following constitutes Amendment No. 12 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically  amended by this
Amendment No. 12, the Schedule 13D remains in full force and effect.

            Item 2 is amended to include the following:

            Item 2(a) Wheatley Partners II, L.P. and Applegreen Partners.

            Item 2(b) The principal  business  address of Wheatley  Partners II,
L.P.  is 80  Cuttermill  Road,  Suite 311,  Great  Neck,  New York,  11021.  The
principal  business  address of Applegreen  Partners is 8 Applegreen  Drive, Old
Westbury, New York, 11568.

            Item 2(c) The  principal  business of each of Wheatley  Partners II,
L.P. and  Applegreen  Partners is investing.  Messrs.  Barry  Rubenstein,  Irwin
Lieber, Seth Lieber, Jonathan Lieber and Barry Fingerhut are general partners of
Wheatley  Partners II, L.P.  Jonathan Lieber is the managing general partner and
Seth Lieber is a general partner of Applegreen Partners.

            Item 2(d) During the last five years,  neither Wheatley Partners II,
L.P.  nor  Applegreen  Partners  has been  convicted  in a  criminal  proceeding
(excluding traffic violations or similar misdemeanors).

            Item 2(e) During the last five years,  neither Wheatley Partners II,
L.P. nor Applegreen  Partners has been party to a civil proceeding of a judicial or  administrative  body  of  competent  jurisdiction  and as a  result  of such proceeding  was or is subject to a  judgment,  decree or final  order  enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

            Item  2(f)  Wheatley  Partners  II,  L.P.  is  a  New  York  limited partnership. Applegreen Partners is a New York general partnership.

            Item 3 is amended to include the following:

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

            On November 28, 2001, each of Wheatley  Partners II, L.P.,  Woodland
Partners,  Woodland Venture Fund,  Seneca Ventures,  Brookwood  Partners,  L.P.,
Irwin Lieber, Barry Fingerhut,  Applegreen Partners, and Seth Lieber acquired in an exchange offer  transaction  (the "November 28 Exchange Offer") the number of shares of Common Stock reflected in the table shown in Item 5(c) below. Pursuant to the  November 28 Exchange  Offer,  each share of Series A Preferred  Stock of
interQueryObject Corp. (a subsidiary of QueryObject Systems Corp.) was exchanged for 1.6228 shares of Common Stock.

            Items 5(a) and (b) are hereby  amended to read in their  entirety as follows:

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based  on  26,417,213  shares  of Common  Stock  outstanding  as of
September 30, 2001 as reported by the Issuer in its Quarterly Report on Form 10Q
for  the  period  ended  September  30,  2001  plus  the  aggregate   number  of
approximately  12,000,000  shares of Common  Stock  issued  in the  November  28
Exchange Offer) of beneficial ownership of shares of Common Stock of each of the
Reporting Persons.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 22 of 31 Pages
------------------------------                           -----------------------

                                                                         Percentage of
                                              Shares of Common         Shares of Common
                                                   Stock                   Stock
Name                                         Beneficially Owned       Beneficially Owned
----                                         ------------------       ------------------

Wheatley Partners, L.P.(1)                         12,117,143               26.8%
Barry Rubenstein(2)                                33,766,259               59.8%
Irwin Lieber(3)                                    16,235,504               35.2%
Barry Fingerhut(4)                                 15,974,321               34.7%
Wheatley Partners, LLC(5)                          12,117,143               26.8%
Seth Lieber(6)                                     14,754,888               32.6%
Jonathan Lieber(6)                                 14,673,748               32.4%
Wheatley Foreign Partners, L.P.(7)                 12,117,143               26.8%
Seneca Ventures(8)                                  6,134,350               14.5%
Woodland Venture Fund(9)                            6,397,975               15.2%
Woodland Partners(10)                               3,548,172                8.8%
Rev-Wood Merchant Partners(11)                        200,000                0.5%
Brookwood Partners, L.P.(12)                        1,488,414                3.8%
Marilyn Rubenstein(13)                             17,568,911               36.1%
Woodland Services Corp.(14)                        12,532,325               27.3%
Wheatley Partners II, L.P.                          2,434,200                6.3%
Applegreen Partners                                   121,710                0.3%

---------------------

(1)         Consists  of (a) (i)  4,829,549  shares  of  Common  Stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley  Partners,  L.P.  ("Wheatley") and
            (b) (i) 417,223  shares of Common Stock and (ii)  549,630  shares of
            Common Stock  issuable upon  exercise of warrants,  all of which are held  by  Wheatley  Foreign  Partners,  L.P.  ("Wheatley  Foreign").
            Wheatley  disclaims  beneficial  ownership of the securities held by
            Wheatley Foreign.

(2)         Includes  (a) (i)  56,944  shares  of  Common  Stock  issuable  upon exercise of options and (ii) 777,778 shares of Common Stock issuable upon exercise of Warrants,  all of which are held by Mr. Rubenstein,
            (b) (i) 1,659,283  shares of Common Stock and (ii) 1,888,889  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland  Partners,(c)  (i) 2,638,716 shares of Common Stock and (ii) 3,759,259  shares of Common Stock issuable upon exercise of warrants,  all of which are held by Woodland  Venture Fund,  (d) (i)
            2,375,091 shares of Common Stock and (ii) 3,759,259 shares of Common
            Stock  issuable upon  exercise of warrants held by Seneca  Ventures,
            (e) (i) 4,829,549  shares of Common Stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants held by Wheatley,
            (f) (i) 417,223  shares of Common Stock and (ii)  549,630  shares of
            Common Stock  issuable  upon  exercise of warrants  held by Wheatley
            Foreign,(g) 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant  Partners,  (h) (i) 710,636 shares of Common  Stock and (ii) 777,778  shares of Common  Stock  issuable upon exercise of warrants held by Brookwood Partners,  L.P., and (i)
            2,434,200 shares of Common Stock held by Wheatley  Partners II, L.P.
            ("Wheatley II"). Mr. Rubenstein  disclaims  beneficial  ownership of the securities  held by Woodland  Partners,  Woodland  Venture Fund,
            Seneca  Ventures,  Wheatley,  Wheatley  Foreign,  Rev-Wood  Merchant
            Partners,  Brookwood  Partners,  L.P. and Wheatley II, except to the extent of his respective equity interest therein.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 23 of 31 Pages
------------------------------                           -----------------------

(3)         Includes  (a) (i)  58,333  shares  of  Common  Stock  issuable  upon exercise of options and (ii) 777,778 shares of Common Stock issuable upon the exercise of warrants,  all of which are held by Mr. Lieber,
            (b) (i) 4,829,549  shares of Common Stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants, all of which are held by  Wheatley,  (c) (i) 417,223  shares of Common Stock and (ii)
            549,630  shares of Common Stock  issuable upon exercise of warrants, all of which are held by Wheatley Foreign,  and (d) 2,434,200 shares of Common Stock held by Wheatley II. Mr. Lieber disclaims beneficial ownership of the securities held by Wheatley,  Wheatley  Foreign and
            Wheatley II, except to the extent of his respective  equity interest therein.

(4)         Includes  (a)  777,778  shares of  Common  Stock  issuable  upon the exercise of warrants held by Mr. Fingerhut, (b) (i) 4,829,549 shares of Common Stock and (ii)  6,320,741  shares of Common Stock issuable upon  exercise of warrants,  all of which are held by Wheatley,  (c)
            (i) 417,223 shares of Common Stock and (ii) 549,630 shares of Common
            Stock  issuable upon exercise of warrants,  all of which are held by
            Wheatley  Foreign,  and (d) 2,434,200 shares of Common Stock held by
            Wheatley II. Mr.  Fingerhut  disclaims  beneficial  ownership of the securities  held by  Wheatley,  Wheatley  Foreign and  Wheatley  II, except to the extent of his respective equity interest therein.

(5)         Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which  are held by  Wheatley  and (b) (i)  417,223  shares of Common
            Stock and (ii) 549,630 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley Foreign.

(6)         Includes (a) 695 shares of Common Stock  issuable  upon  exercise of options held by Mr. Lieber, (b) (i) 4,829,549 shares of Common stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants,  all of which are held by Wheatley, (c) (i) 417,223 shares of Common  Stock and (ii) 549,630  shares of Common  Stock  issuable upon  exercise  of  warrants,  all of  which  are  held by  Wheatley
            Foreign,  (d) 2,434,200  shares of Common Stock held by Wheatley II, and (e) 121,710 shares of Common Stock held by Applegreen  Partners.
            Mr. Lieber disclaims  beneficial ownership of the securities held by
            Wheatley,  Wheatley  Foreign,  Wheatley II and Applegreen  Partners,
            except to the extent of his respective equity interest therein.

(7)         Consists  of (a) (i)  4,829,549  shares  of  Common  Stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which  are held by  Wheatley  and (b) (i)  417,223  shares of
            Common Stock and (ii) 549,630  shares of Common Stock  issuable upon exercise of  warrants,  all of which are held by  Wheatley  Foreign.
            Wheatley Foreign  disclaims  beneficial  ownership of the securities held by Wheatley.

(8)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Seneca Ventures.

(9)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Woodland Venture Fund.

(10)        Includes  1,888,889 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

(11)        Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

(12)        Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Brookwood Partners, L.P.

(13)        Consists  of (a) (i)  1,659,283  shares  of  Common  Stock  and (ii)
            1,888,889 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Partners, (b) (i) 2,638,716 shares of Common Stock and (ii)  3,759,259  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Venture
            Fund,  (c)(i)  2,375,091  shares of Common Stock and (ii)  3,759,259 shares of Common Stock  issuable upon  exercise of warrants,  all of which are

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 24 of 31 Pages
------------------------------                           -----------------------

            held by Seneca Ventures,  and (d) (i) 710,636 shares of Common Stock and (ii) 777,778  shares of Common Stock  issuable  upon exercise of warrants,  all of which are held by Brookwood  Partners,  L.P.  Mrs.
            Rubenstein  disclaims beneficial ownership of the securities held by
            Woodland  Partners,  Woodland  Venture  Fund,  Seneca  Ventures  and
            Brookwood  Partners,  L.P.,  except to the extent of her  respective equity interest therein.  Does not include  securities held by Barry
            Rubenstein, the husband of Marilyn Rubenstein.

(14)        Consists  of (a) (i)  2,638,716  shares  of  Common  Stock  and (ii)
            3,759,259 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland  Venture Fund and (b)(i) 2,375,091 shares of Common  Stock and (ii)  3,759,259  shares of Common  Stock issuable upon exercise of warrants,  all of which are held by Seneca
            Ventures.  Woodland Services Corp. disclaims beneficial ownership of the securities  held by Woodland  Venture Fund and Seneca  Ventures, except to the extent of its respective equity ownership therein.

            (b) Wheatley has sole power to vote and dispose of 11,150,290 shares
of  Common  Stock,   including   shares  issuable  upon  exercise  of  warrants,
representing  approximately  24.9% of the outstanding shares of Common Stock and may be deemed to have  shared  power to vote and  dispose of  966,853  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing approximately 2.5% of the outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners  LLC  ("Wheatley  LLC") may be
deemed to have shared power to vote and dispose of  12,117,143  shares of Common
Stock,  representing  approximately  26.8% of the  outstanding  shares of Common
Stock.

            Seth Lieber has sole power to vote and  dispose of 81,835  shares of
Common  Stock,   including   shares  issuable  upon  the  exercise  of  options,
representing  less than 1% of the outstanding  shares of Common Stock. By virtue of being a member  and an  officer  of  Wheatley  LLC and a general  partner  of
Wheatley II and  Applegreen  Partners,  Seth Lieber may be deemed to have shared power to vote and dispose of  14,673,053  shares of Common  Stock,  representing approximately 32.4% of the outstanding shares of Common Stock.

            Jonathan  Lieber has sole power to vote and dispose of 695 shares of
Common  Stock,  consisting  of shares  issuable  upon the  exercise  of options, representing  less than 1% of the outstanding  shares of Common Stock. By virtue of being a member and an officer of Wheatley LLC, a general  partner of Wheatley
II and the managing general partner of Applegreen Partners,  Jonathan Lieber may be deemed to have  shared  power to vote and  dispose  of  14,673,053  shares of
Common Stock,  representing  approximately  32.4% of the  outstanding  shares of
Common Stock.

            Barry  Rubenstein  has sole power to vote and  dispose of  1,446,006 shares of Common Stock,  including  shares issuable upon the exercise of options and  warrants,  representing  approximately  3.7% of the  outstanding  shares of
Common  Stock.  By virtue of being a member and an officer of Wheatley LLC and a general partner of Wheatley II, Seneca  Ventures,  Woodland  Partners,  Woodland
Venture Fund,  Rev-Wood  Merchant  Partners and Brookwood  Partners,  L.P.,  Mr.
Rubenstein  may be deemed to have shared power to vote and dispose of 32,320,253 shares of Common  Stock,  representing  approximately  58.1% of the  outstanding shares of Common Stock.

            Irwin Lieber has sole power to vote and dispose of 1,684,161  shares of Common  Stock,  including  shares  issuable  upon the exercise of options and warrants,  representing  approximately  4.3% of the outstanding shares of Common
Stock.  By virtue of being a member and an officer of Wheatley LLC and a general partner of Wheatley  II, Irwin Lieber may be deemed to have shared power to vote and dispose of  14,551,343  shares of Common Stock,  representing  approximately
32.1% of the outstanding shares of Common Stock.

            Barry  Fingerhut  has sole power to vote and  dispose  of  1,422,978 shares of Common Stock,  including shares of Common Stock issuable upon exercise of options and  warrants,  representing  approximately  3.6% of the  outstanding shares of Common  Stock.  By virtue of being a member and an officer of Wheatley

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 25 of 31 Pages
------------------------------                           -----------------------

LLC and a general  partner of Wheatley II, Barry Fingerhut may be deemed to have shared  power  to vote  and  dispose  of  14,551,343  shares  of  Common  Stock, representing approximately 32.1% of the outstanding shares of Common Stock.

            Wheatley  Foreign  has sole  power to vote and  dispose  of  966,853 shares of Common Stock representing approximately 2.5% of the outstanding shares of Common  Stock and may be deemed to have  shared  power to vote and dispose of
11,150,290  shares  of Common  Stock,  representing  approximately  24.9% of the outstanding shares of Common Stock.

            Seneca  Ventures  has sole power to vote and  dispose  of  6,134,350 shares of Common  Stock,  including  shares  issuable upon exercise of warrants, representing approximately 14.5% of the outstanding shares of Common Stock.

            Woodland  Venture  Fund  has  sole  power  to vote  and  dispose  of
6,397,975  shares of Common Stock,  including  shares  issuable upon exercise of warrants,  representing  approximately 15.2% of the outstanding shares of Common
Stock.

            Woodland  Partners  has sole power to vote and dispose of  3,548,172 shares of Common  Stock,  including  shares  issuable upon exercise of warrants, representing approximately 8.8% of the outstanding shares of Common Stock.

            Rev-Wood  Merchant  Partners  has sole power to vote and  dispose of
200,000 shares of Common Stock upon the exercise of options,  representing  less than 1% of the outstanding shares of Common Stock.

            Brookwood  Partners,  L.P.  has sole  power to vote and  dispose  of
1,488,414  shares of Common Stock,  including  shares  issuable upon exercise of warrants,  representing  approximately  3.8% of the outstanding shares of Common
Stock.

            By  virtue of being a  general  partner  of  Woodland  Partners  and
Brookwood  Partners,  L.P. and an officer of Woodland Services Corp., which is a general partner of Seneca Ventures and Woodland Venture Fund, Marilyn Rubenstein
may be deemed to have shared power to vote and dispose of  17,568,911  shares of
Common Stock,  representing  approximately  36.1% of the  outstanding  shares of
Common Stock.

            By virtue of being a general partner of Seneca Ventures and Woodland
Venture Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of  12,532,325  shares of Common Stock,  representing  approximately
27.3% of the outstanding shares of Common Stock.

            Wheatley II has sole power to vote and dispose of  2,434,200  shares of Common Stock,  representing  approximately  6.3% of the outstanding shares of
Common Stock.

            Applegreen  Partners  has sole power to vote and  dispose of 121,710 shares of Common Stock,  representing less than 1% of the outstanding  shares of
Common Stock.

            Item 5(c) is amended as follows:

            (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting  Persons  identified in
Item 2 of this  Schedule 13D  effected  during the past sixty days from the date hereof.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 26 of 31 Pages
------------------------------                           -----------------------

                                                          Number of Shares of
Name of Stockholder              Acquisition Date         Common Stock Acquired
-------------------              ----------------         ---------------------

Wheatley Partners II, L.P.       November 28, 2001             2,434,200

Woodland Partners                November 28, 2001               608,550

Woodland Venture Fund            November 28, 2001               527,410

Seneca Ventures                  November 28, 2001               304,275

Brookwood Partners, L.P.         November 28, 2001               304,275

Barry Fingerhut                  November 28, 2001               202,850

Irwin Lieber                     November 28, 2001               405,700

Applegreen Partners              November 28, 2001               121,710

Seth Lieber                      November 28, 2001                81,140

The  securities  set forth in the table above were acquired in an exchange offer transaction  between the Issuer and its subsidiary,  interQueryObject  Corp., in which  one share of  Series A  Preferred  Stock of  interQueryObject  Corp.  was exchanged for 1.6228 shares of Common Stock of the Issuer.

            Item 7.   Materials to be Filed as Exhibits
                      ---------------------------------

            The following document is filed herewith:

            (a) Joint  Filing  Agreement  dated as of  December  12,  2001 among
Wheatley Partners,  L.P., Wheatley Foreign Partners, L.P., Wheatley Partners II,
L.P., Applegreen Partners, Seneca Ventures,  Woodland Partners, Woodland Venture
Fund, Rev-Wood Merchant Partners,  Brookwood  Partners,  L.P., Barry Rubenstein,
Irwin Lieber, Seth Lieber, Jonathan Lieber, and Barry Fingerhut.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 27 of 31 Pages
------------------------------                           -----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2001

                                        WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            the General Partner

                                        By: /s/ Irwin Lieber
                                            ----------------------------
                                            Irwin Lieber, President

                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:  Wheatley Partners, LLC, a General
                                             Partner

                                        By: /s/ Irwin Lieber
                                            -----------------------------
                                            Irwin Lieber, President

                                        WHEATLEY PARTNERS II, L.P.

                                        By: /s/ Irwin Lieber
                                            -----------------------------
                                            Irwin Lieber, a General Partner

                                        /s/ Irwin Lieber
                                        ---------------------------------
                                        Irwin Lieber

                                        /s/ Seth Lieber
                                        ---------------------------------
                                        Seth Lieber

                                        APPLEGREEN PARTNERS

                                        By: /s/ Jonathan Lieber
                                            ------------------------------
                                            Jonathan Lieber,
                                            Managing General Partner

                                        /s/ Jonathan Lieber
                                        ----------------------------------
                                        Jonathan Lieber

                                        /s/ Barry Fingerhut
                                        ---------------------------------
                                            Barry Fingerhut

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 28 of 31 Pages
------------------------------                           -----------------------

                                        /s/ Barry Rubenstein
                                        ----------------------------------
                                            Barry Rubenstein

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        REV-WOOD MERCHANT PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        BROOKWOOD PARTNERS, L.P.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 29 of 31 Pages
------------------------------                           -----------------------

                                  Exhibit Index

            The following document is filed herewith:

            (a)   Joint Filing  Agreement  dated as  of December  12, 2001 among
                  Wheatley  Partners,  L.P.,  Wheatley Foreign  Partners,  L.P.,
                  Wheatley  Partners  II,  L.P.,  Applegreen  Partners,   Seneca
                  Ventures,  Woodland Partners,  Woodland Venture Fund, Rev-Wood
                  Merchant Partners, Brookwood Partners, L.P., Barry Rubenstein,
                  Irwin  Lieber,   Seth  Lieber,   Jonathan  Lieber,  and  Barry
                  Fingerhut.

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 30 of 31 Pages
------------------------------                           -----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby agree that the  Statement on Schedule  13D,
Amendment  No. 12 dated   December 12, 2001 with respect to the shares of Common
Stock of QueryObject  Systems Corp. and any further  amendments thereto executed by each and any of us shall be filed on behalf of each of us  pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange
Act of 1934, as amended.

            This  Agreement  may be executed in separate  counterparts,  each of which shall be deemed an original, but not all of which shall constitute one and the same instrument.

Dated: December 12, 2001

                                        WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            the General Partner

                                        By: /s/ Irwin Lieber
                                            ----------------------------
                                            Irwin Lieber, President

                                        WHEATLEY FOREIGN PARTNERS, L.P.

                                        By:  Wheatley Partners, LLC, a General
                                             Partner

                                        By: /s/ Irwin Lieber
                                            -----------------------------
                                            Irwin Lieber, President

                                        WHEATLEY PARTNERS II, L.P.

                                        By: /s/ Irwin Lieber
                                            -----------------------------
                                            Irwin Lieber, a General Partner

                                        /s/ Irwin Lieber
                                        ---------------------------------
                                        Irwin Lieber

                                        /s/ Seth Lieber
                                        ---------------------------------
                                        Seth Lieber

                                        APPLEGREEN PARTNERS

                                        By: /s/ Jonathan Lieber
                                            ------------------------------
                                            Jonathan Lieber,
                                            Managing General Partner

                                        /s/ Jonathan Lieber
                                        ----------------------------------
                                        Jonathan Lieber

                                        /s/ Barry Fingerhut
                                        ---------------------------------
                                            Barry Fingerhut

------------------------------                           -----------------------
CUSIP No. 74833H 10 0                     13D             Page 31 of 31 Pages
------------------------------                           -----------------------

                                        /s/ Barry Rubenstein
                                        ----------------------------------
                                            Barry Rubenstein

                                        SENECA VENTURES

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        REV-WOOD MERCHANT PARTNERS

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner

                                        BROOKWOOD PARTNERS, L.P.

                                        By: /s/ Barry Rubenstein
                                            ------------------------------
                                            Barry Rubenstein, a General Partner